Exhibit 99.1

Exicure, Inc. Reports Second Quarter 2025 Financial Results
REDWOOD CITY, CA — August 8, 2025 — Exicure, Inc. (Nasdaq: XCUR, the “Company”) releases the following financial results for the fiscal quarter ended June 30, 2025.

Second Quarter 2025 Financial Results

Cash Position: Cash and cash equivalents were $7.9 million as of June 30, 2025, as compared to $12.5 million as of December 31, 2024.

Research and Development (R&D) Expense: Research and development expenses were $0.9 million for the quarter ended June 30, 2025, as compared to $0 for the quarter ended June 30, 2024. The increase in R&D expense of $0.9 million for the three months ended June 30, 2025 was due to incurring research and development expenses in 2025 after the acquisition of GPCR Therapeutics USA Inc. (“GPCR USA”), which is conducting research. Immediately prior to closing the acquisition of GPCR USA, the Company recorded no research or development expenses.

General and Administrative (G&A) Expense: General and administrative expenses were $1.5 million for the quarter ended June 30, 2025, as compared to $1.2 million for the quarter ended June 30, 2024. The increase in G&A expense of $0.3 million for the three months ended June 30, 2025 was mostly due to the additional expenses incurred from the acquisition of GPCR USA and increased professional services compared to the same prior year quarter.

Loss from sale or disposal of property and equipment: The Company recognized a $60,000 loss from GPCR USA’s sale of fixed assets.

Other Income and Expense: The Company recognized a loss of $159,000 related to the change in the fair value of its contingent liability.

Net Income (Loss): The Company had a net loss of $2.6 million for the quarter ended June 30, 2025, as compared to a net loss of $0.6 million for the quarter ended June 30, 2024. The increase in net loss of $2 million was primarily due to the increased operating expenses from the acquisition of GPCR USA.

Going Concern: Management believes that the Company’s existing cash and cash equivalents is not sufficient to continue to fund operations. The Company has already engaged in significant cost reductions, and our ability to further cut costs and extend the Company’s operating runway is limited. As a result, substantial additional financing is needed in the short term to pay expenses, fund the ongoing exploration of strategic alternatives and pursue any alternatives that may be identified. The Company also needs to raise capital to fund its operations. There can be no assurance that such additional financing will be available and, if available, can be obtained on acceptable terms.

About Exicure, Inc.

Exicure, Inc. (Nasdaq: XCUR) has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value. In January, it acquired a clinical-stage biotechnology company developing therapeutics for hematologic diseases. The Company’s lead program in development is being evaluated for its ability to improve stem cell mobilization in multiple myeloma, sickle cell disease, and in support of cell and gene therapy. For more information, visit www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value, the timing of the equity investment closing and potential additional equity investment and the Nasdaq Hearings Panel process and potential results. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 18, 2025, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Sarah Ellinwood, PhD
Kendall Investor Relations
sellinwood@kendallir.com

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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$7,858	$12,508
Other receivable	77	521
Prepaid expenses and other current assets	711	644
Total current assets	8,646	13,673
Other noncurrent assets	1,992	1,357
Property and equipment, net	712	26
Right-of-use asset, net	264	—
Intangible asset	3,784	—
Goodwill	3,340	—
Total assets	$18,738	$15,056
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,838	$1,031
Accrued expenses and other current liabilities	2,731	2,040
Total current liabilities	4,569	3,071
Lease liability, noncurrent	—	5,213
Contingent consideration	5,306	—
Total liabilities	9,875	8,284

Commitments and Contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 6,317,793 issued and outstanding, June 30, 2025; 6,026,841 issued and outstanding, December 31, 2024	1	1
Additional paid-in capital	207,636	206,035
Accumulated other comprehensive income	101	—
Accumulated deficit	(198,875)	(199,264)
Total stockholders' equity	8,863	6,772
Total liabilities and stockholders’ equity	$18,738	$15,056

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Revenue	$—	$—	$—	$500
Total revenue	—	—	—	500
Operating expenses:
Research and development expense	935	—	1,743	—
General and administrative expense	1,514	1,235	3,731	2,571
Loss from sale or disposal of property and equipment	60	—	86	—
Gain on early lease termination	—	—	(5,974)	—
Total operating expenses	2,509	1,235	(414)	2,571
Operating income (loss)	(2,509)	(1,235)	414	(2,071)
Other income (expense), net:
Dividend income	52	1	79	5
Interest income	4	3	9	6
Gain on settlement of accounts payables	—	—	191	—
Change in fair value of contingent liability	(159)	—	(295)	—
Other expense, net	(9)	631	(9)	631
Total other income, net	(112)	635	(25)	642
Net income (loss) before provision for income taxes	(2,621)	(600)	389	(1,429)
Provision for income taxes	—	—	—	—
Net income (loss)	$(2,621)	$(600)	$389	$(1,429)

Net income (loss) per common share: *
Basic	$(0.41)	$(0.35)	$0.06	$(0.83)
Diluted	$(0.41)	$(0.35)	$0.06	$(0.83)

Weighted-average common shares outstanding:
Basic	6,317,744	1,730,242	6,245,408	1,730,221
Diluted	6,317,744	1,730,242	6,255,755	1,730,221
* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024
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